Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2012 with respect to the combined financial statements of Atlas Energy E&P Operations included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Atlas Resource Partners, L.P., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

January 8, 2014